FOR RELEASE February 16, 2010 at 7:30 a.m. ET

Palatin Technologies, Inc. Reports Second Quarter Fiscal Year 2010 Results; Teleconference and Webcast to be held on February 16, 2010

CRANBURY, NJ – February 16, 2010 – Palatin Technologies, Inc. (NYSE Amex: PTN) today announced results for its second quarter ended December 31, 2009.  Palatin reported net income of $4.5 million, or $0.04 per basic and diluted share, for the quarter ended December 31, 2009, compared to a net loss of $0.4 million, or $0.00 per basic and diluted share, for the same period in 2008.  Total revenues in the quarter ended December 31, 2009 were $7.3 million, compared to $1.2 million for the same period in 2008.

The increase in net income for the quarter ended December 31, 2009, compared to the same period last fiscal year, was primarily due to an increase in revenue recognized under Palatin’s license and clinical trial agreements with AstraZeneca AB (AstraZeneca).

As of December 31, 2009, Palatin’s cash, cash equivalents and investments totaled $7.4 million, compared to $7.8 million at June 30, 2009 and $6.3 million for the same period last year.  The Company anticipates receiving $2.5 million from AstraZeneca related to the September 2009 amendment to the parties’ collaboration agreement later this calendar quarter.

Revenue
For the quarter ended December 31, 2009, Palatin recognized $7.3 million of contract revenue under its license and collaboration agreement with AstraZeneca, compared to $1.2 million for the same period in 2008.  Based on the September 2009 amendment, Palatin provided research services to AstraZeneca through January 2010.  Accordingly, contract revenue is being recognized through the January 2010 date.

Costs and Expenses
Total operating expenses for the quarter ended December 31, 2009 were $3.8 million compared to $4.0 million for the comparable quarter of 2008.

Conference Call/Webcast
Palatin Technologies’ management will discuss the second quarter financial results for the fiscal year ending June 30, 2010 and provide an update on corporate developments during a conference call and webcast on February 16, 2010 at 11:00 a.m. Eastern Time.

Individuals interested in listening to the conference call live can dial:
•	888-596-2560 (domestic) or 913-312-0418 (international)
•	Passcode: 8075436

The webcast and replay can be accessed by logging on to the “Investor/Media Center-Webcasts” section of Palatin’s website at http://www.palatin.com.  A telephone and webcast replay will be available approximately one hour after the completion of the call.  To access the telephone replay, dial 888-203-1112 (domestic) or 719-457-0820 (international), Passcode 8075436. The webcast and telephone replay will be available through February 23, 2010.

-More-

About Palatin Technologies, Inc.
Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics.  Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential.  For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Forward-looking Statements
Statements about future expectations of Palatin Technologies, Inc., including statements about its development programs, proposed indications for its product candidates, pre-clinical activities, marketing collaborations, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to Palatin’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to protect its intellectual property, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating events that occur after the date of this press release.

Palatin Technologies Investor Inquiries:
Stephen T. Wills, CPA, MST
EVP-Operations / Chief Financial Officer
Tel: (609) 495-2200
E-mail: Info@palatin.com

Palatin Technologies Media Inquiries:
Carney Noensie, Burns McClellan
Vice President, Investor Relations
Tel:(212)213-0006
E-mail: cnoensie@burnsmc.com

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(Financial Statement Data Follows)

PALATIN TECHNOLOGIES, INC.
and Subsidiary

Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008

REVENUES	$ 7,283,299	$ 1,211,405	$ 10,945,918	$ 1,965,251

OPERATING EXPENSES:
Research and development	2,712,871	2,839,451	5,382,435	6,497,450
General and administrative	1,134,963	1,151,475	2,288,694	2,608,323
Total operating expenses	3,847,834	3,990,926	7,671,129	9,105,773

Income/(Loss) from operations	3,435,465	(2,779,521)	3,274,789	(7,140,522)

OTHER INCOME/ (EXPENSE):
Investment income	70,317	77,236	103,629	160,216
Interest expense	(2,315)	(7,524)	(7,016)	(12,018)
Gain on sale of supplies and equipment	-	550,968	95,000	550,968
Total other income, net	68,002	620,680	191,613	699,166

Income/(Loss) before income taxes	3,503,467	(2,158,841)	3,466,402	(6,441,356)
Income tax benefit	998,408	1,741,476	998,408	1,741,476

NET INCOME/(LOSS)	$ 4,501,875	$ (417,365)	$ 4,464,810	$ (4,699,880)

Basic net income/(loss) per common share	$ 0.04	$ 0.00	$ 0.04	$ (0.05)

Diluted net income/(loss) per common share	$ 0.04	$ 0.00	$ 0.04	$ (0.05)

Weighted average number of common shares outstanding used in computing basic net income/(loss) per common share	96,169,542	86,640,647	93,737,883	86,082,481
Weighted average number of common shares outstanding used in computing diluted net income/(loss) per common share	96,645,078	86,640,647	94,176,625	86,082,481

PALATIN TECHNOLOGIES, INC.
and Subsidiary

Consolidated Balance Sheets
(unaudited)

	December 31, 2009	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 3,922,685	$ 4,378,662
Available-for-sale investments	3,431,724	3,439,650
Accounts receivable	892,587	508,528
Other receivables	1,319,591	-
Prepaid expenses and other current assets	290,387	492,824
Total current assets	9,856,974	8,819,664

Property and equipment, net	2,983,994	3,650,783
Restricted cash	475,000	475,000
Other assets	254,206	254,364
Total assets	$ 13,570,174	$ 13,199,811

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations	$ 20,307	$ 87,675
Accounts payable	305,173	206,363
Accrued expenses	1,164,904	1,420,741
Deferred revenue	-	6,955,553
Total current liabilities	1,490,384	8,670,332

Capital lease obligations	24,372	33,954
Deferred rent	931,318	1,182,026
Total liabilities	2,446,074	9,886,312

Stockholders' equity:
Preferred stock of $.01 par value – authorized 10,000,000 shares;
Series A Convertible; issued and outstanding 4,997 shares as of December 31, 2009 and June 30, 2009, respectively	50	50
Common stock of $.01 par value – authorized 150,000,000 shares; issued and outstanding 96,214,999 and 86,662,901 shares as of December 31, 2009 and June 30, 2009, respectively	962,150	866,629
Additional paid-in capital	212,970,575	209,712,379
Accumulated other comprehensive income	108,185	116,111
Accumulated deficit	(202,916,860)	(207,381,670)
Total stockholders’ equity	11,124,100	3,313,499
Total liabilities and stockholders’ equity	$ 13,570,174	$ 13,199,811